Exhibit 6(F)

STOCK PURCHASE AGREEMENT

by and among

AgentS National Title INSURANCE Company,

GULF COAST TITLE INSURANCE Company INCORPORATED,

and

AHP TITLE HOLDINGS, LLC

dated as of

May [•], 2020

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of May [•], 2020, by and among Gulf Coast Title Insurance Company Incorporated, a corporation organized under the laws of the State of Alabama (the “Company”), Agents National Insurance Company, a corporation organized under the laws of the State of Missouri (“Seller”), and AHP Title Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares (the “Shares”) of capital stock of the Company; and

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition and the definition of “Subsidiaries” below, “control” (or “controlled”, “controlled by” and “under common control with” as the context may require) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, with respect to Seller, no Person other than UFG Holdings LLC and its Subsidiaries shall be deemed to be an Affiliate of Seller. For the avoidance of doubt, the Company shall not be deemed to be an Affiliate of Purchaser prior to the Closing, nor shall the Company be deemed to be an Affiliate of Seller after the Closing.

“Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the States of New York or Missouri are obligated by law, regulation or Governmental Authority to close.

“Code” means the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, as amended from time to time, and the rules and regulations promulgated thereunder.

“Contract” means any written or oral contract, agreement, arrangement, instrument, note, bond, mortgage, indenture, deed of trust, license, obligation, promise, undertaking or commitment, including any third party reinsurance agreement.

“Federal Tax” means the Tax imposed under the Code.

“Fundamental Purchaser Representations” means, collectively, the representations and warranties contained in Section 4.1 (Organization of Purchaser), Section 4.2 (Authorization, Validity and Enforceability), and Section 4.8 (No Brokers).

“Fundamental Representations” means, collectively, the Fundamental Purchaser Representations and Fundamental Seller Representations.

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“Fundamental Seller Representations” means, collectively, the representations and warranties contained in Section 3.1 (Seller Authorization, Validity and Enforceability), Section 3.4 (Seller Organization), Section 3.5 (Title to Shares), Section 3.6 (Organization and Qualification of the Company), Section 3.7 (Company Authorization, Validity and Enforceability), Section 3.9 (Capitalization of the Company and its Subsidiaries), and Section 3.16 (No Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any nation or government, any state or political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, any insurance or securities regulatory or self-regulatory body or any securities or commodities exchange.

“Insurance Licenses” means all insurance licenses or insurance certificates of authority or authorizations maintained by the Company as of the date of this Agreement.

“Laws” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, Permit or other requirement or rule of law.

“License Restriction” means any revocation, suspension or other restriction or limitation to which an insurance Permit of the Company is or becomes subject.

“Lien” means, with respect to any property or asset, any lien, pledge, mortgage, security interest, claim, charge, lease, easement, option, right of first refusal or other limitation on transfer, or other encumbrance or restriction or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, suit or arbitration proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all losses, lost profits, damages, penalties, obligations, claims, deficiencies of any kind, diminution in value and costs and expenses (including reasonable attorneys’ fees and expenses), but excluding punitive damages, provided that the foregoing exclusion shall not apply to any damages recovered by third parties against an Indemnified Party in connection with a Third Party Claim.

“Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that (a) is materially adverse to the business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, either individually or in the aggregate, or (b) materially impairs the ability of such party to complete transactions contemplated hereby.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, insurance certificates of authority, authorizations and qualifications with and under all federal, state or local laws and Governmental Authorities.

“Permitted Liens” means Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the balance sheet included in the most recent Convention Statement.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated association, Governmental Authority or other entity or organization.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

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“SAP” means the statutory accounting principles prescribed or permitted by the Missouri Department of Insurance, Financial Institutions, and Professional Registration (in the case of ANTIC) or the Alabama Department of Insurance (in the case of GCTIC) applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting practices so prescribed or permitted).

“Services Agreement” means that certain Master Services Agreement, dated as of the Closing Date, by and between Purchaser and Seller, governing certain services to be provided by Seller to the Company post-Closing.

“Subsidiaries” means, with respect to any Person, each entity controlled by such Person. For purposes of this definition, “controlled” has the meaning specified in the definition of “Affiliate.”

“Tax Return” means any return, report, statement, schedule or similar item filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

“Taxes” means (i) all U.S. federal taxes, state, local or foreign taxes, charges, fees, imposts, payments in lieu, levies and governmental fees or other assessments or charges of any kind whatsoever, whether payable by reason of contract, assumption, transferee liability, operation of Law, closing agreement or otherwise, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, premium, disability, alternative or add-on minimum, single business, margin, inventory, capital stock, license, bulk, production, recording, registration, mortgage, real estate excise, withholding, payroll, employment, social security, unemployment, excise, title, severance, stamp, occupation, real property, personal property, environmental, intangible property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), in each case of clauses (i) and (ii), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

Section 1.2          Other Definitions. All other capitalized terms shall, when used in this Agreement, have the meanings ascribed to such terms in the applicable Section.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1          Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall cause to be sold, transferred, assigned and delivered to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s Shares, for the consideration specified in Section 2.2.

Section 2.2          Purchase Price. As consideration for the purchase of the Shares, Purchaser shall pay to the Seller a cash purchase price, consisting of $750,000.00 (the “Purchase Price”).

Section 2.3          Closing; Payment and Delivery of Shares.

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(a)             Subject to the satisfaction or waiver of all of the conditions set forth in Article VI and Article VII hereof (other than conditions that are not capable of being satisfied until the Closing, and are expected to be satisfied at Closing, but subject to the satisfaction or waiver in writing of all such conditions at Closing), the closing of the purchase and sale of the Shares (the “Closing”) shall take place by remote electronic exchange of documents (by .pdf, e-mail or other form of electronic communication), on the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VI and VII, or such other time, date or location as Purchaser and Seller may mutually agree upon. The time and date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)             On the Closing Date, Purchaser shall pay, or cause to be paid, the Purchase Price to Seller by wire transfer of immediately available funds to the account designated by Seller.

(c)             On the Closing Date, Seller shall deliver to Purchaser a stock certificate or certificates representing the Shares, free and clear of all Liens (or a written declaration of loss or destruction in lieu thereof in a form satisfactory to Purchaser), duly endorsed in blank or accompanied by duly executed stock powers.

Section 2.4          Other Deliveries at the Closing by the Seller. At the Closing, in addition to the delivery of a certificate or certificates representing the Shares pursuant to Section 2.3, the Seller shall deliver, or cause to be delivered, to Purchaser or its designees:

(a)             a copy of the Company’s articles of incorporation, certified by the Secretary of State of the State of Alabama, as of the Closing Date;

(b)             a certificate of good standing (or equivalent) of the Company, certified by the Secretary of State of the State of Alabama, as of the Closing Date;

(c)             certificates or other evidence reasonably satisfactory to Purchaser as to the status of the Insurance Licenses;

(d)             the written resignations of the officers and directors of the Company, effective as of the Closing;

(e)             a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transaction contemplated hereby and thereby;

(f)              the Services Agreement, duly executed by Seller;

(g)             all minute books, stock transfer books, stock certificate books, corporate certificates, corporate seals and other books and records of the Company and its Subsidiaries; and

(h)             the other certificates and documents the delivery of which by the Sellers to Purchaser at the Closing is a condition to Purchaser’s obligation to consummate the transactions contemplated hereby under Article VI.

Section 2.5          Other Deliveries at the Closing by Purchaser. At the Closing, in addition to the delivery of the Purchase Price in accordance with Section 2.3, Purchaser shall deliver, or cause to be delivered, to the Seller:

(a)             the Services Agreement, duly executed by Purchaser;

(b)             a certificate of the Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller’s board of managers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transaction contemplated hereby and thereby; and

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(c)             the certificates and other documents the delivery of which by Purchaser to the Sellers at the Closing is a condition to the Sellers’ obligation to consummate the transactions contemplated hereby under Article VII.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.1          Seller Authorization, Validity and Enforceability. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery thereof by Purchaser and all other parties thereto), constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 3.2          No Violation or Breach. Seller’s execution, delivery and performance of this Agreement, and the consummation by Seller of the transactions contemplated hereby in accordance with the terms and conditions thereof, do not and will not, directly or indirectly: (a) conflict with or constitute or result in any violation or breach of the Articles of Incorporation or By-laws of the Company or Seller; (b) conflict with or constitute or result in a violation or breach of any provision under any applicable Law or any order, judgment, injunction, award or decree of any Governmental Authority applicable to Seller or the Company; or (c) result in the creation or imposition of any Lien (other than a Permitted Lien or pursuant to this Agreement) on any assets of the Company.

Section 3.3          Consents and Approvals. Except as set forth on Schedule 3.3 (“Seller’s Approvals”), no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by Seller or any of its Affiliates in connection with the execution, delivery and performance by Seller of this Agreement or for the consummation by Seller of the transactions contemplated hereby.

Section 3.4          Seller Organization. Seller is duly organized, validly existing, and in good standing under the laws of the State of Missouri. Seller is wholly-owned by Incenter LLC, which is wholly-owned by UFG Holdings LLC. UFG Holdings LLC is owned, directly and indirectly, by certain investors, including a group of funds managed by The Blackstone Group Inc.

Section 3.5          Title to Shares. Seller has good and valid title to the Shares to be sold by it hereunder, free and clear of all Liens, and at the Closing will transfer to Purchaser good and valid title to such Shares, free and clear of any Liens or limitations or restrictions of any nature whatsoever.

Seller and the Company hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.6          Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has all requisite power and authority to own its assets and to conduct its business as such assets and business are presently owned and conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the operation of its businesses make such licensing or qualification necessary. Section 3.6 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company has made available to Purchaser true, complete and correct copies of the Articles of Incorporation and By-laws of the Company, including any and all amendments or amendments and restatements thereto. The Company is not in violation of any provision of its Articles of Incorporation or its By-laws. The minute books of the Company accurately reflect in all material respects all resolutions adopted at all meetings (and all consents in lieu of meetings) of its shareholders and all resolutions adopted at all meetings (and consents in lieu of meetings) of the Board of Directors and all committees of the Board of Directors of the Company.

Section 3.7          Company Authorization, Validity and Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

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Section 3.8          No Violation or Breach; Consents.

(a)             The Company’s execution, delivery and performance of this Agreement, and the consummation and performance by the Company of the transactions contemplated hereby in accordance with the terms and conditions thereof, do not and will not, directly or indirectly: (i) conflict with or constitute or result in any violation or breach of the Articles of Incorporation or By-laws of the Company; (ii) conflict with or constitute or result in a violation or breach of any provision under any applicable Law or any order, judgment, injunction, award or decree of any Governmental Authority applicable the Company; (iii) except for the Seller Approvals, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination or cancellation of any Contract to which the Company is a party or any Permit affecting the assets or business of the Company; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien or pursuant to this Agreement) on any assets of the Company, except, in the case of clauses (ii), (iii), and (iv) above, that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

(b)             Except for the Sellers’ Approvals, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or for the consummation by the Company of the transactions contemplated hereby.

Section 3.9          Capitalization of the Company and its Subsidiaries.

(a)             The Company’s authorized capital stock consists of 10,000 shares of common stock, par value $20.00 per share, 9,955 shares of which are issued and outstanding in the name of Seller. The Shares (i) constitute all of the issued and outstanding shares of the capital stock of the Company and (ii) are duly authorized, validly issued, fully paid and non-assessable, and upon delivery of the certificates (or affidavits in lieu thereof) representing the Shares in accordance with this Agreement, will be free of any contractual or statutory preemptive rights. None of the Shares was issued in violation of the preemptive rights of any Person or any Contract or applicable Law.

(b)             Upon delivery of the certificate or certificates (or affidavits in lieu thereof) representing the Shares in accordance with this Agreement, Purchaser will acquire good and marketable title to the Shares, free and clear of any Liens, subject to the restrictions on transferability imposed by applicable federal and state securities Laws.

(c)             The Company does not have any Subsidiaries.

(d)             Except for this Agreement, there are no (i) outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other Contracts of any kind to purchase or otherwise receive or acquire from the Company or Seller or any Affiliate thereof, or other obligations of the Company or Seller or any Affiliate thereof to issue, transfer or sell, any capital stock of, or other voting or equity interests in, the Company or securities convertible into or exercisable or exchangeable for capital stock or other voting or equity interests in the Company, (ii) outstanding shares of capital stock of, or other voting or equity interests in, or other security of any kind of the Company other than the Shares, (iii) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other voting or equity interests in, the Company, (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of, or other voting or equity interests in, the Company, or (v) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company (the Shares and the other items in clauses (i) and (ii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.10       Financial Statements. The Company has made available to Purchaser true and complete copies of (i) the audited consolidated balance sheets of the Company Group for the years ended December 31 2018 and 2019 and the related audited consolidated statements of income and cash flows for the years then ended and the unaudited consolidated balance sheet of the Company Group as of March 31, 2020 and the related statements of income and cash flows for the three months then ended (collectively, the “GAAP Financial Statements”). The GAAP Financial Statements were based on information reflected in the books and records of the Company and prepared in accordance with GAAP and present fairly the financial condition and results of operation of the Company Group as of the dates thereof.

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(a)             The Company has made available to Purchaser true and complete copies of (i) the audited annual statements of the Company, including all exhibits, interrogatories, schedules, any actuarial opinions, affirmations or certifications or other supporting documents filed therewith, for the years ended December 31, 2018 and 2019; and (ii) the quarterly statements of the Company, including all exhibits, interrogatories, schedules, any actuarial opinions, affirmations or certifications or other supporting documents filed as of March 31, 2020, in each case of (i) and (ii) as filed by the Company with the Alabama Department of Insurance and any other applicable state insurance department (collectively, the “Convention Statements” and together with the GAAP Financial Statements, the “Financial Statements”). The Convention Statements were prepared in accordance with SAP at the time such Convention Statements were prepared and present fairly the statutory financial condition of the Company as of the dates thereof and the statutory results of operations of the periods ended at such dates. The Convention Statements complied with all applicable Laws when filed, and no deficiency has been asserted with respect to any Convention Statements by any Governmental Authority. No Governmental Authority has granted the Company a “permitted accounting practice” in connection with its annual or quarterly statutory statements, as applicable, that departs from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual that was in effect as of the time of submission of the Convention Statements.

(b)             The aggregate loss and loss adjustment expense reserves (including reserves for incurred but not reported losses and loss adjustment expenses) of the Company recorded in its Convention Statements, as of the date thereof: (i) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); (ii) were fairly stated in accordance with sound actuarial principles; (iii) satisfied all applicable Law and were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Convention Statements; and (iv) include provisions for all actuarial reserves and related items required to be established in accordance with applicable Law and in accordance with prudent insurance practices generally followed in the title insurance industry.

Section 3.11       No Material Adverse Effect. Since February 1, 2018 the Company has been non-operational, and there has been, with respect to the Company, no:

(a)             Event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)             Amendment of the charter, bylaws or other organizational documents of the Company;

(c)             Split, combination, or reclassification of any shares of the Company’s capital stock;

(d)             Issuance, sale or other disposition of any of the Company’s capital stock, or grants of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)             Declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f)              Material change in any method of accounting or accounting practice of the Company, except as required by GAAP or SAP or as disclosed in the notes to any of the Company’s financial statements;

(g)             Material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)             Entry into any contract that would constitute a material contract of the Company;

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(i)              Incurrence, assumption or guarantee of any indebtedness for borrowed money;

(j)              Transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company’s Convention Statements and/or Financial Statements or cancellation of any debts or entitlements;

(k)             Material damage, destruction, or loss (whether or not covered by insurance) to any Company property;

(l)              Any capital investment in, or any loan to, any other Person;

(m)           Acceleration, termination, material modification to or cancellation of any material contract to which the Company is a party or by which it is bound;

(n)             Any capital expenditures;

(o)             Imposition of any encumbrance or lien upon any of the Company’s property, capital stock or assets, whether tangible or intangible;

(p)             Grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees;

(q)             Action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(r)              Any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s stockholders or current or former directors, officers, and employees;

(s)             Entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)              Adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against the Company under any similar law;

(u)             Purchase, lease, or other acquisition of the right to own, use, or lease any property or assets;

(v)             Acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)           Action by the Company to make, change, or rescind any tax election, amend any tax return, or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing the tax asset of the Company; or

(x)             Any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.12       Insurance Licenses. Schedule 3.12 sets forth a list of all Insurance Licenses held by the Company, true and complete copies of which have been made available to Purchaser. Except as otherwise noted on Schedule 3.12, all such Insurance Licenses are in full force and effect and in good standing and are not subject to any License Restriction. The Company has not transacted any insurance business in any jurisdiction requiring a certificate of authority, insurance license, authorization or other Permit in which it did not possess such a certificate of authority, insurance license, authorization or Permit, and neither the Seller nor the Company has received any notice from any jurisdiction other than the states set forth on Schedule 3.12 that the Company is required to be licensed to transact insurance business therein. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, termination, lapse or limitation (or further limitation, as the case may be) of the Insurance Licenses.

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Section 3.13       Compliance with Laws. Since February 1, 2018, the Company has conducted its business and operations in material compliance with all applicable Laws and Permits of all Governmental Authorities having jurisdiction over the Company.

Section 3.14       Legal Proceedings. The Company is not bound by or subject to any order, judgment, injunction, stipulation, determination, award or decree of any court, Governmental Authority or arbitration tribunal, or party to any settlement agreements or similar written agreements with any Governmental Authority. There is no pending or, to the knowledge of the Company, threatened Litigation, against, affecting or involving the Company. To the knowledge of the Company, the Company is not subject to any pending or threatened examination by any Governmental Authority.

Section 3.15       No Other Assets. Except as set forth on Schedule 3.15, the Company is not a party to any Contracts. The Company does not maintain any employee benefit plans. There are no employees of the Company. The Company does not own or lease any real property. The Company does not maintain any bank accounts, investment accounts, safe deposit boxes and any other accounts in which the Company’s assets are maintained.

Section 3.16       No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Seller or the Company or is entitled to any brokerage, finders or other fee, commission or compensation from Seller or the Company in connection with the transactions

Section 3.17       Taxes.

(a)             (i) The Company has, within the time and in the manner prescribed by Law, filed or caused to be filed or joined in the filing of, and with respect to Tax Returns due between the date of this Agreement and the Closing Date will file or join in the filing of (taking into account any applicable extensions), all Tax Returns required to be filed by any Law and all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all respects, (ii) all Taxes due or payable by, or with respect to, the Company (whether or not shown on any Tax Return) have been paid in full, in the manner prescribed by applicable Law, and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iii) all obligations imposed on or with respect to the Company to withhold or collect or remit Taxes have been satisfied in full in all respects, and the Company has reported such amounts to the appropriate Taxing Authority and to any employee, independent contractor, creditor, shareholder or other third party, as required by applicable Law, and (iv) all Taxes of Seller (whether or not reflected on any Tax Return of the Company) attributable to the Company for a Pre-Closing Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date will be, within the time and in the manner prescribed by Law, paid in full. The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or a corresponding provision of state, local or non-U.S. Tax Law), by contract, as a successor, transferee, by statute, assumption or otherwise.

(b)             The consolidated financial statements for the Company for the year ended December 31, 2019, reflect a full reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed, a full reserve has been established (and until the Closing Date will be maintained), with respect to all such accruals for Taxes payable on the balance sheet included in such financial statements, in each case (i) in addition to any accruals with respect to Taxes payable established to reflect timing differences, (ii) in addition to any accruals with respect to Taxes payable reflected only in the notes thereto and (iii) in accordance with GAAP.

(c)             There are no Liens for Taxes with respect to any of the assets or properties of the Company other than Permitted Liens, nor, to the knowledge of Seller, is any Taxing Authority in the process of imposing a Lien for Taxes upon such assets or properties.

(d)             Schedule 3.25(f) sets forth (i) each jurisdiction in which the Company and Seller join, have joined or are or have been required to join in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation of the consolidated, combined or unitary group filing such Tax Return. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)             The Seller is not a “foreign person” within the meaning of Section 1445 of the Code. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

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(f)              No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(g)             The Company is not a party to any action, claim, or investigation by any taxing authority. There are no pending or threatened actions, claims, or investigations by any taxing authority.

Section 3.18       Regulatory Filings. The Company has timely filed, or caused to be timely filed, all material reports, statements, documents, registrations, filings, applications or submissions required to be filed by or on behalf of the Company with any Governmental Authority in connection with the business conducted by the Company, the Company is acting in compliance with all such reports, statements, documents, registrations, filings, applications and submissions, and all required regulatory approvals in respect thereof are in full force and effect. All such reports, statements, documents, registrations, filings, applications and submissions were in compliance with applicable Law when filed or as amended or supplemented, and there were no material omissions therefrom, and no deficiencies have been asserted by any Governmental Authority with respect to such reports, statements, documents, registrations, filings, applications or submissions that have not been satisfied.

Section 3.19       Title Insurance and Settlement/Escrow Claims. Attached as Schedule 3.25 is a copy of the Company’s current registered claims logs as of the date of this Agreement, reflecting the amount of the insurance policy relating to each such claim, the date on which such policy was issued and the total amount of each such claim. Except as recorded in such registered claims logs or as set forth on Schedule 3.25, no claims under any insurance policies written by the Company are currently open.

Section 3.20       Books and Records. The minute books and stock record books of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meeting and actions taken by written consent of the stockholders, the board of directors, and any committees of the board of directors of the Company, and no meeting, or action taken by written consent of any such shareholders, board of directors, or committee has been held for which minutes have not be prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 4.1          Organization of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own the Shares and to conduct its business as it is presently being conducted.

Section 4.2          Authorization, Validity and Enforceability. Purchaser has all limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all necessary limited liability company action to authorize its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors and by general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 4.3          Acquisition Funding. On the Closing Date, Purchaser will have sufficient funds to satisfy its payment obligations under Article II.

Section 4.4          No Violation or Breach. Purchaser’s execution, delivery and performance of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby in accordance with the terms and conditions thereof, do not and will not: (a) conflict with or constitute or result in any violation or breach of the certificate of formation or limited liability company agreement or other organizational documents of Purchaser; (b) conflict with or constitute or result in a violation or breach of any provision under any applicable Law or any order, judgment, injunction, award or decree of any Governmental Authority applicable to Purchaser; (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which Purchaser or any of its Subsidiaries is a party or any Permit affecting the assets or business of Purchaser; or (d) result in the creation or imposition of any Lien (other than Permitted Liens or pursuant to this Agreement) on any assets of Purchaser.

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Section 4.5          Consents and Approvals. Except as set forth on Schedule 4.5 (“Purchaser’s Approvals”), no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by Purchaser or any of its Affiliates in connection with the execution, delivery and performance by any such Person of this Agreement or for the consummation by any such Person of the transactions contemplated hereby.

Section 4.6          Legal Proceedings. Purchaser is not bound by or subject to any order, judgment, injunction, stipulation, determination, award or decree of any court, Governmental Authority or arbitration tribunal, or party to any settlement agreements or similar written agreements with any Governmental Authority, that would be reasonably likely to have a Material Adverse Effect on the ability of Purchaser to perform its obligations hereunder. There is no pending or, to the Knowledge of Purchaser, threatened Litigation against, affecting or involving Purchaser that would be reasonably likely to have a Material Adverse Effect on the ability of Purchaser to perform its obligations hereunder.

Section 4.7          Private Placement. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares, and has sufficient net worth and income to bear the risk, and can afford the complete loss, of its investment in the Shares. Purchaser is purchasing the Shares for its own account for investment purposes only and without a view to the public distribution or resale thereof or of any interest therein. Purchaser acknowledges that the offering and sale of the Shares as contemplated by this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, and may not be resold by Purchaser except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under applicable state securities Laws.

Section 4.8          No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of Purchaser or is entitled to any brokerage, finders or other fee, commission or compensation from Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF PURCHASER AND THE SELLERS

Section 5.1          Conduct of Business of the Company Prior to the Closing. Except as otherwise contemplated by this Agreement or expressly consented to in writing by Purchaser, from the date hereof until the Closing, the Seller shall cause the Company to (i) conduct its business, operations, activities and practices only in the ordinary course of business and consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve the rights, franchises, goodwill and relationships with any Person or customer having a business relationship with the Company. Without limiting the foregoing, from the date hereof under the Closing Date, Seller shall:

(a)             Cause the Company to preserve and maintain all of its permits and licenses;

(b)             Cause the Company to pay its debts, Taxes, and other obligations when due;

(c)             Cause the Company to maintain the properties and assets owned, operated, or used by the Company in the same condition as they were on the date of this Agreement;

(d)             Cause the Company to continue in full force and effect all insurance policies, if any, except as required by applicable law;

(e)             Cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(f)              Cause the Company to maintain its books and records in accordance with past practice; and

(g)             Cause the Company to comply in all material respects with all applicable laws.

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Section 5.2          Consents and Approvals.

(a)             Purchaser and Seller shall each take, and shall cause their Affiliates to take, all reasonable steps necessary or appropriate, and shall use, and shall cause their Affiliates to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities required to be obtained by Purchaser, Seller or any of their Affiliates (including the Company) in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, each party shall, as promptly as practicable, make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement. The parties hereto shall keep one another reasonably informed of developments relating to their efforts to obtain such consents, approvals, authorizations, licenses and orders, including receipt of any supplemental requests or inquiries from any Governmental Authority and the scheduling of any hearing or meeting with or before any Governmental Authority, including all notices, filings and applications required to be filed in order to obtain Sellers’ Approvals and Purchaser’s Approvals. Each of the parties hereto shall use commercially reasonable efforts to promptly respond to any supplemental requests or inquiries received by, or directed at, such party from any Governmental Authority or the other party hereto in connection with obtaining any such necessary consents, approvals, authorizations, licenses and orders and shall provide and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities or the other party as such Governmental Authorities or the other party, as applicable, may reasonably request in connection therewith. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to require Seller to consent to a condition or burden imposed by a Governmental Authority in connection with the granting of any of the Sellers’ Approvals or Purchaser’s Approvals if such condition or burden would place a material regulatory, financial or operational burden on Seller, any of its Affiliates, or any direct or indirect parent company of UFG Holdings LLC, as reasonably determined in Purchaser’s sole discretion. Notwithstanding anything herein to the contrary, (i) Purchaser shall use its commercially reasonable efforts to cause a Form A to be filed with the Department of Insurance of Alabama in respect of the transactions contemplated by this Agreement as soon as possible following the date of this Agreement, but in no event later than ten (10) days following the date of this Agreement and (ii) Seller hereby agrees, in furtherance and not limitation of the foregoing subparagraph (a) but subject to any express limitations stated therein, to provide all reasonable and necessary assistance requested by Purchaser in connection with the preparation, filing, and completion of the Form A filing.

(b)             The Sellers and Purchaser shall each use their commercially reasonable efforts to cooperate with each other and their respective Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders, and shall provide and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities or the other party as such Governmental Authorities or the other party, as applicable, may reasonably request in connection therewith.

Section 5.3          Cooperation and Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or appropriate to consummate the transactions contemplated hereby. Following the Closing, the Seller shall, and shall cause its Affiliates and representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall reasonably be requested by Purchaser or the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 5.4          Access to Information. From the date hereof until the Closing, Seller shall (i) give, and shall cause the Company to give Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company Group and to the books and records of the Seller relating to the Company, (ii) furnish, and shall cause the Company to furnish, to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Seller or the Company to cooperate with Purchaser in its investigation of the Company. Any investigation pursuant to this Section 5.4 shall be conducted in such manner as to minimize, to the extent reasonably practicable, interference with the conduct of the business of Seller or the Company.

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Section 5.5          Confidentiality.

(a)             The parties hereto acknowledge that the confidentiality provision set forth in the Mutual Non-Disclosure and Confidentiality Agreement, dated March 16, 2020, by and between Purchaser and Seller (the “NDA”), continues in full force and effect until the Closing (notwithstanding any prior expiration in accordance with its terms that would otherwise occur), at which time the parties hereto shall cause the NDA to be terminated with no liability on the part of any party thereto except for liabilities that arose prior to the Closing. If, for any reason, the transactions contemplated by this Agreement are not consummated, the NDA shall continue in full force and effect in accordance with its terms.

(b)             From and after the Closing, Seller shall hold, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence, unless otherwise required by applicable Law or any Governmental Authority, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Seller, (ii) in the public domain other than as a result of wrongful disclosure by Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company or otherwise from any third party that, to the knowledge of Seller, provided such information without breach of any separate confidentiality obligation and without restriction on subsequent disclosure.

Section 5.6          Public Announcements. Except as required by applicable Law, neither Purchaser nor Seller shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

Section 5.7          No Solicitation of Other Bids.

(a)             Beginning on the date hereof, and for a period of six (6) months thereafter (the “Non-Solicitation Period”), Seller shall not, and shall not authorize any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (defined herein below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the Non-Solicitation Period, Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lease to, an Acquisition Proposal. For purposes hereof, the term “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) received during the Non-Solicitation Period concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)             Seller agrees that the rights and remedies for noncompliance with this Section 5.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 5.8          Notice of Certain Events.

(a)             From the date hereof until the Closing, Seller shall promptly notify the Purchaser in writing of:

(i)              Any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true or correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in this Agreement to be satisfied;

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(ii)            Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           Any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b)             Any written information delivered to Purchaser pursuant to this Section 5.8, and noted as a supplement to the Disclosure Schedules (“Supplemental Information”), shall be deemed a supplement to the Disclosure Schedules. Purchaser’s receipt of any information pursuant to this Section 5.8, other than Supplemental Information, shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.10 Closing Conditions. Form the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Agreement.

ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to delivery by the Sellers of those items described in Article II and the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

Section 6.1          Representations, Warranties and Covenants. All of the representations and warranties of Seller and the Company contained in this Agreement or in any certificate or other writing delivered pursuant hereto (a) that is qualified by any materiality qualification shall be true and correct in all respects or (b) that do not contain any materiality qualification shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation and warranty that is made as of a particular date and relates solely to a particular date or period shall be true as of such date or period. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an executive officer of Seller to the effect set forth above in this Section 6.1.

Section 6.2          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 6.3          Consents and Approvals. All approvals, authorizations, consents and other actions required to be obtained from, and all filings and notices required to be made with or given to, any Governmental Authority in connection with the transactions contemplated by this Agreement (including Purchaser’s Approvals and Seller’s Approvals) shall have been obtained, made or given, as the case may be, and shall be in full force and effect and any waiting period required by applicable Law or any Governmental Authority shall have expired or been earlier terminated, and shall be subject to only those conditions or limitations as shall be acceptable to Purchaser in its sole discretion. Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents and other actions, the making of such filings and the giving of such notices.

Section 6.4          No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since the date hereof that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.

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Section 6.5          Insurance Licenses. On the Closing Date, the Insurance Licenses shall each be in full force and effect and in good standing and shall not be subject to any License Restriction.

Section 6.6          Closing Certificate. Purchaser shall have received a certificate, dated the date of the Closing Date and signed by a duly authorized officer of Seller, that each of the closing conditions to be performed by it pursuant to this Agreement has been satisfied.

Section 6.7          Other Documents. Seller shall have delivered to Purchaser all deliverables required to be delivered by it pursuant to Section 2.4 hereof.

ARTICLE VII
CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligation of Seller and the Company to consummate the transactions contemplated hereby is subject to the delivery by Purchaser of those items described in Article II and to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

Section 7.1          Representations, Warranties and Covenants. All of the representations and warranties of Purchaser contained in this Agreement or in any certificate or other writing delivered pursuant hereto that (a) are qualified by any materiality qualification shall be true and correct in all respects or (b) do not contain any materiality qualification shall be true and correct in all material respects, except that the representations and warranties contained in Section 4.8 (No Brokers) shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as if made at and as of the Closing Date. Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date. Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized executive officer of Purchaser to the effect set forth above in this Section 7.1.

Section 7.2          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.3          Consents and Approvals. All approvals, authorizations, consents and other actions required to be obtained from, and all filings and notices required to be made with or given to, any Governmental Authority in connection with the transactions contemplated by this Agreement shall have been obtained, made or given, as the case may be, and shall be in full force and effect (without any term, condition or restriction reasonably unacceptable to Seller), and any waiting period required by applicable law or any Governmental Authority shall have expired or been earlier terminated. Seller shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents and other actions, the making of such filings and the giving of such notices.

Section 7.4          Closing Certificate. Seller shall have received a certificate, dated the date of the Closing Date and signed by a duly authorized officer of Purchaser, that each of the closing conditions to be performed by it pursuant to this Agreement has been satisfied.

Section 7.5          Other Documents. Purchaser shall have delivered to Seller all deliverables required to be delivered by it pursuant to Section 2.5 hereof.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

Section 8.1          Survival.

(a)             Subject to the limitations and other provisions of this Agreement, the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, however that each of the Fundamental Representations of the parties hereto shall survive the Closing Date and shall, along with all rights and remedies with respect to breaches or inaccuracies thereof, expire on the date that is eighteen (18) months after the Closing Date.

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(b)             Each of the covenants in this Agreement to be performed and complied with in their entirety prior to the Closing will terminate as of the Closing Date; provided that any claim for breach thereof will survive until the date that is twelve (12) months after the Closing Date. Each of the covenants in this Agreement to be performed in whole or in part after the Closing Date will survive the Closing Date in accordance with its terms.

Section 8.2          Indemnification.

(a)             Subject to the limitations on indemnification set forth in this Section 8.2, Seller shall defend, indemnify and hold harmless each of Purchaser, its Affiliates, and, after the Closing, the Company, and their respective officers, directors, managers, employees, agents, representatives and controlling persons (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses arising out of or resulting from (i) any breach of or inaccuracy in any representation or warranty set forth herein or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of Seller and the Company under this Agreement or (iii) any transaction expenses or indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price.

(b)             Subject to the limitations on indemnification set forth in this Section 8.2, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives and controlling persons (collectively, the “Seller Indemnitees”), from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses arising out of or resulting directly or indirectly from (i) any breach of or inaccuracy in any representation or warranty set forth herein or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; or (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement.

(c)             In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), the Indemnified Party shall give notice thereof to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim. If any Indemnifying Party receives notice of a claim for indemnification from an Indemnified Party that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 60 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 8.2.

(d)             The Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume and thereafter conduct the defense of such Third Party Claim, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall have the right to participate in (but not control) such defense and employ its own counsel in any such case at its own expense in connection with the defense of such action, unless the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time, in which event the Indemnifying Party shall not have the right to assume and conduct such defense, and instead the Indemnified Party shall have such right, with counsel of the Indemnified Party’s choice, whose fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of counsel for the Indemnified Party in any one action or series of related actions), and (ii) the failure of any Indemnified Party to give notice as provided in Section 8.2(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. The Indemnifying Party shall not, in the defense of any Third Party Claim, consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party, unless the judgment or proposed settlement involves only the payment of money damages (none of which shall be required to be paid by the Indemnified Party), does not require an admission of any wrongdoing by or liability of the Indemnified Party, includes a full, unconditional and irrevocable release and does not impose an injunction or other equitable or non-monetary relief upon the Indemnified Party. Unless and until an Indemnifying Party assumes the defense of a Third Party Claim, however, the Indemnified Party may, at the cost of the Indemnifying Party (but not including any legal expenses incurred before the Indemnified Party provides notice to the Indemnifying Party of such Third Party Claim, requests indemnification with respect thereto, and allows the Indemnifying Party reasonable time to employ counsel to have charge of the defense of the Third Party Claim, except in extraordinary circumstances such as in an action for injunctive relief that require the Indemnified Party to act more quickly), assume and control such defense in any manner it reasonably may deem appropriate and settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. If the Third Party Claim (i) is not brought by a Governmental Authority and seeks a remedy against the Indemnified Party other than monetary damages that would be paid in whole by the Indemnifying Party or (ii) is brought by a Governmental Authority, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided that the Indemnifying Party shall have the right to participate in (but not control) such defense at its own expense.  In the event that the Indemnified Party assumes the defense of a Third Party Claim pursuant to the preceding sentence and the Indemnifying Party participates in such defense, then if the Indemnifying Party reasonably disagrees with any significant strategy or action that the Indemnified Party proposes to take in connection with such Third Party Claim, the Indemnified Party shall pay the incremental legal fees and expenses resulting from such strategy or action.  If the Indemnified Party does so take over and control the defense of a Third Party Claim, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Sellers and Purchaser shall cooperate in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

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(e)             Limitations on Indemnification. Notwithstanding anything herein to the contrary, the obligation of Seller and Purchaser to indemnify the other under this Section 8.2 shall be subject to the following limitations:

(i)              Seller and Purchaser shall not be obligated to indemnify the other until the aggregate amount of all indemnifiable Losses pursuant to Section 8.2(a) or Section 8.2(b), as the case may be, exceeds $20,000 (the “Indemnification Threshold”), in which event such indemnities shall apply only to claims in excess of the Indemnification Threshold. The Indemnification Threshold shall not apply to any action based on fraud, intentional misrepresentation or omission or intentional misconduct.

(ii)            The indemnification obligations of Seller to Purchaser under Section 8.2(a) or Purchaser to Seller under Section 8.2(b) shall not in the aggregate exceed $112,500 (the “Indemnification Cap”); provided, however, that the foregoing Indemnification Cap shall not apply to breaches of Fundamental Representations, for which the cap shall be an amount equal to the Purchase Price.

(iii)          In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of any punitive damages (except to the extent awarded in a Third-Party Claim).

(iv)           Each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses. After any indemnification payment is made to any Indemnified Party pursuant to this Section 8.2, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

Section 8.3          Treatment of Indemnity Payments. Unless otherwise required by applicable Law, Seller and Purchaser agree that any payment made under Section 8.2(b) hereof will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

Section 8.4          Materiality. For purposes of any determination under this Article VIII as to the amount of indemnifiable Losses with respect thereto (but not for purposes of determining whether a breach has occurred), the representations and warranties herein shall be deemed to have been made without any materiality or Material Adverse Effect qualification.

Section 8.5          Exclusive Remedy. After the Closing Date, the indemnification rights set forth in this Article VIII are and shall be the sole and exclusive remedies of Purchaser Indemnitees or the Seller Indemnitees, as the case may be, for any inaccuracy of any representation or warranty of Seller or Purchaser, as the case may be, herein or for any other breach of this Agreement, provided that nothing herein shall limit in any way such party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby.

Section 8.6 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement; provided, that to the extent an Indemnified Party had actual knowledge that any representation or warranty is, was, or might be inaccurate, such actual knowledge shall preclude the Indemnified Party from seeking indemnification with respect to such matter.

ARTICLE IX
TAX MATTERS

Section 9.1          Transfer and other Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with the transactions contemplated herein will be borne by Seller. Both Seller and Purchaser will join in the execution of any such Tax Returns and other documentation as required by Law.

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Section 9.2          Tax Return Filings. With respect to Pre-Closing Tax Period, Purchaser shall, or shall cause the Company to, timely prepare and file with the relevant Taxing Authorities all Tax Returns of the Company the due date for filing of which, determined taking into account extensions, is after the Closing Date. With respect to Tax Returns for taxable periods (or portions thereof) ending on or prior to the Closing Date that Purchaser shall prepare and file, Purchaser shall furnish Seller with a copy of such Tax Returns at least 30 days before such Tax Returns are due, and Purchaser shall consider in good faith any comments of Seller with respect to such Tax Returns. Seller shall, or shall cause the Company to, timely prepare and file with the relevant Taxing Authorities all Tax Returns for any taxable periods of the Company the due date for filing of which, determined taking into account extensions, is on or before the Closing Date; provided that Seller shall furnish Purchaser with a copy of such Tax Returns at least 30 days before such Tax Returns are due, and no such Tax Returns shall be filed with any Taxing Authority without Purchaser’s written consent (which such written consent shall not be unreasonably withheld). Any Tax Returns described in this Section 9.2 shall be prepared on a basis consistent with applicable Law (and to the extent consistent with such Law, the past practices of the Company) and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended on the Closing Date, unless otherwise required by applicable Law. If a Tax Return that is required to be filed by Purchaser includes or reports a liability for Taxes for which Seller is responsible, Seller shall pay to Purchaser the amount of liability for Taxes that is owed by Seller no later than 15 Business Days prior to the date such Tax Return is required to be filed (taking into account all filing extensions available with respect to such filing) or, if earlier, such Tax payment due date.

Section 9.3          Cooperation. Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

Section 9.4          Refunds and Credits. Any refund or credit of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of Seller. Any refund or credit of Taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 9.4 to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against such party’s Tax liability. The parties shall treat any payments under this Section 9.4 as an adjustment to the Purchase Price, unless, and then only to the extent, otherwise required by applicable Law. The amount of any refund or credit of Taxes payable under this Section 9.4 shall be net of any third-party expenses incurred in connection with the preparation and filing of any Tax Return giving rise to such Tax refund or credit and any increases in Taxes (including as the result of any reduction in Tax attributes) of the Company as a result of such refund or credit.

Section 9.5          Amended Tax Returns. Except as required by Law, neither Purchaser nor any of its Affiliates (including, after the Closing, the Company) shall amend, refile or otherwise modify any accounting method, Tax election or Tax Return that includes and is applicable to the Company with respect to any Pre-Closing Tax Period without the prior written consent of Seller (which written consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.6           Tax Covenants.

(a)      Without the prior written consent of Purchaser, Seller (and, prior to the Closing, the Company, its Affiliates, and their respective representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction with the intent of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any post-closing tax period.

(b)      Seller shall, or shall cause the Company to, terminate, as of the Closing Date, any and all existing Tax sharing agreements (whether written or not) that is binding upon the Company. After such date, none of the Company, Seller, nor any of Seller’s Affiliates and their respective representatives shall have any further fights or liabilities thereunder.

Section 9.7           Section 338(h)(10) Election.

(a)       At Purchaser’s option, the Company and Seller shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign law) with respect to the purchase and sale of the Shares of the Company hereunder (a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Seller shall indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

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(b)       If a Section 338(h)(10) Election is made, Seller and Purchaser agree that the Purchaser Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Seller and delivered to Purchaser within ten (10) days following the Closing Date for its approval. If Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however that if the Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days following the Closing Date, such dispute shall be resolved by Pricewaterhouse Coopers or another nationally recognized independent accounting firm mutually acceptable to both Parties. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. Purchaser, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

ARTICLE X
TERMINATION

Section 10.1       Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)             by mutual agreement of the parties hereto in writing;

(b)             by either Purchaser or Seller by notice to the other party, if:

(i)             the Closing shall not have been consummated on or before September 1, 2020 (the “End Date”), provided that (i) either Seller or Purchaser may, at its sole discretion, extend the End Date on one or more occasions for a period not to exceed sixty (60) days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that the conditions set forth in Sections 6.3 and 7.4 has not been satisfied, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party (A) whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time or (B) who unreasonably or without legitimate purpose delays, hinders or inhibits the timely closing of this Agreement such that the Closing is not consummated on or before the End Date; or

(ii)           (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Purchaser or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c)             by Purchaser by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.1 not to be satisfied, and such breach is incapable of being cured by the End Date; or

(d)             by Seller by notice to Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.1 not to be satisfied, and such breach is incapable of being cured by the End Date.

Section 10.2       Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall thereafter become void and of no force and effect and neither party hereto (nor any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) shall have any liability to the other party hereto, provided that no such termination shall relieve either party of liability for a breach of this Agreement. The provisions of Section 5.5 (Confidentiality), Section 11.1 (Notices), Section 11.2 (Fees and Expenses), Section 11.6 (Dispute Resolution; Governing Law) and Section 11.8 (Construction), and of Article I (Definitions) and this Article X, shall survive any such termination.

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ARTICLE XI
MISCELLANEOUS

Section 11.1       Notices. Any notice, request or other communication required or permitted hereunder shall be in writing (including electronic mail) and shall be delivered by hand, certified or registered mail (postage prepaid and return receipt requested), by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or by electronic mail (with request for immediate confirmation of receipt) and shall be given:

(a)             if to Purchaser, to:

AHP Title Holdings LLC
440 S. LaSalle Street, Suite 1110

Chicago, IL 60605

Attention: Patrick E. McLaughlin
Email: pmclaughlin@ahpservicing.com

With a copy to:

Lex Nova Law LLC

1810 Chapel Avenue, Suite 200

Cherry Hill, NJ 08002

Attention: William Skinner, Esquire

Email: wskinner@lexnovalaw.com

(b)             if to Seller, to:

Agents National Title Insurance Company
1207 West Broadway, Suite C
Columbia, Missouri 65203
Attention: David Townsend
Email: dtownsend@agentstitle.com

with a copy (which will not constitute notice) to:

Finance of America Holdings LLC
909 Lake Carolyn Parkway, Suite 1550

Irving, TX 75039

Attention: Lauren Richmond, General Counsel
Email: larichmond@financeofamerica.com

or to such other respective addresses as Seller or Purchaser shall designate to the other by notice in writing, provided that notice of a change of address shall be effective only upon receipt. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2       Fees and Expenses. Except as otherwise provided herein, each of the parties to this Agreement shall pay its own fees and expenses (including the fees and expenses of any investment bankers, counsel, actuaries, accountants or other representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.

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Section 11.3       Entire Agreement; Waivers and Amendments. This Agreement (including the Exhibits and the Schedules hereto) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.4       Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto (other than by operation of law in a merger). This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 11.5       Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, such provision, to the extent declared invalid or unenforceable, shall not affect the validity or enforceability of the other provisions of this Agreement. In the event that any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law or judicial authority and shall continue to be fully enforceable as so modified.

Section 11.6       Dispute Resolution; Governing Law.

(a)             The parties hereby agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by confidential mediation with a mutually agreeable, neutral mediator. The parties further hereby agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process (the “Initiating Party”) by providing to the other party (the “Responding Party”) written notice, setting forth the subject of the dispute, claim or controversy, the relief requested and a list of one or more persons proposed to serve as the mediator. Within 10 days after the receipt of the foregoing notice, the Responding Party shall deliver a written response to the Initiating Party’s notice, which response shall also include a selection of a proposed mediator from the Initiating Party’s list or the name or names of any potential mediators counter-proposed by the Responding Party. If, within three Business Days of the Initiating Party’s receipt of the Responding Party’s response, the parties do not agree on a mediator, then within three Business Days thereafter, one mediator proposed by each party will together designate a mediator to preside over the mediation, the designation of which will be binding on the parties. Following the date on which a mediator is so selected, Purchaser and the Sellers shall use commercially reasonable efforts to conclude such mediation within 20 days. In the event that mediation is unsuccessful for any reason, the parties may resort to other dispute resolution methods in accordance with Section 11.6(b). The parties further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

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(b)             THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Purchaser and Seller hereby irrevocably submit to the jurisdiction of the U.S. District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the state courts located in New Castle County, Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Purchaser and Seller irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such courts, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall decline to exercise such jurisdiction. Purchaser and Seller hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Purchaser and Seller hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Purchaser and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 11.6(b).

Section 11.7       No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made, in connection with or as an inducement to this Agreement), may be made only against the parties that are signatories to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this or any certificate delivered in connection herewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any Liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 11.8       Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 11.9       Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same agreement. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article VIII and Article IX, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

PURCHASER:

AHP TITLE HOLDINGS LLC

By: _____________________________
Name:
Title:

COMPANY:

GULF COAST TITLE INSURANCE COMPANY INCORPORATED

By: _____________________________
Name:
Title:

Seller:

AGENTS NATIONAL TITLE INSURANCE COMPANY

By: _____________________________

Name:
Title:

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